Exhibit 21.1
SUBSIDIARIES OF DCP MIDSTREAM PARTNERS, LP

Entity	Jurisdiction of Organization

Associated Louisiana Intrastate Pipe Line, LLC	Delaware
DCP Assets Holding GP, LLC	Delaware
DCP Assets Holding, LP	Delaware
DCP Black Lake Holding, LP	Delaware
DCP Collbran, LLC	Colorado
DCP Douglas, LLC	Colorado
DCP Intrastate Pipeline, LLC	Delaware
DCP Lindsay, LLC	Delaware
DCP Midstream Operating, LLC	Delaware
DCP Midstream Operating, LP	Delaware
DCP Midstream Partners Finance Corp.	Delaware
DCP Partners MEG Holdings, LLC	Colorado
Gas Supply Resources LLC	Texas
GSRI Transportation LLC	Texas
Pelico Pipeline, LLC	Delaware
Wilbreeze Pipeline, LP	Delaware